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                                                CONFIDENTIAL TREATMENT REQUESTED
                                                FOR PORTIONS OF THIS DOCUMENT

                                                                    EXHIBIT 10.9

                              ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT is effective as of the 31st day of January, 1997, by and among The Wellcome Foundation Ltd. Of Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 ONN ("WFL"), and Glaxo Wellcome Inc., having an address at Five Moore Drive, Research Triangle Park, North Carolina 27709 ("GWUSA" and together with WFL, "GW') and Lung Rx, Inc., having an address at 100 Europa Drive, Suite 599, Chapel Hill, North Carolina 27154 ("Lung Rx").

     WHEREAS, GW owns all right, title and interest in certain patent rights and has the right to use certain know-how relating to the Compound (as herein defined) in the Territory (as herein defined);

     WHEREAS, Lung Rx desires to obtain an assignment of such patent rights and know-how in order to make, have made, use and sell products containing the Compound; and

     WHEREAS, GW is willing to make such an assignment to Lung Rx;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:


                             ARTICLE 1 - DEFINITIONS

     As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

     1.1 "Affiliate" means any corporation or non-corporate entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation or (ii) in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

     1.2 "Agreement" means this Assignment Agreement.

     1.3 "Compound" means (a) 9-deoxy-13, 14-dihydra-2', 9a-methano-3-oxa-4,5,6.4 trinor-3, 7-(1',3'-interphenylene)-PGF, referred to by the parties as 15AU81, and (b) the pharmaceutically acceptable salts and esters thereof.

     1.4 "Dollars" or "S" means United States dollars.

     1.5 "Effective Date" means the date appearing at the beginning of this Agreement.



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     1.6 "FDA" means the United States Food and Drug Administration or any successor entity.

     1.7 "IND" means an Investigational New Drug application or any equivalent successor application.

     1.8 "Know-How" means all technical information and data, whether or not patentable, which is owned by GW or which GW has the right to use and assign as of the Effective Date and which relates solely to the Compound, the IND filed with respect thereto, and its use as described in the claims of the patents and patent applications listed in Appendix I attached hereto and made a part hereof or any other patents or patent applications comprising the Patent Rights, it being understood that a substantial portion of the foregoing has been disclosed, by GW to Lung Rx prior to the Effective Date. Know-How shall include, without limitation, the information and data described in Appendix II attached hereto and made a part hereof.

     1.9 "NDA" means a New Drug Application or any equivalent successor application.

     1.10 "Net Sales," with respect to any Product containing the Compound as the sole active ingredient, means the gross sales (i.e., gross invoice prices) of such Product billed by Lung Rx and its licensees to Third Party customers, less: (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for retroactive price reductions in lieu of returned Product; (ii) customary trade and cash discounts, to the extent such trade and cash discounts are not deducted by Lung Rx or its licensees at the time of invoice in order to arrive at the gross invoice prices; (iii) all transportation and handling charges, sates taxes, excise taxes, use taxes or import/export duties actually paid; and (iv) all other invoiced allowances and adjustments actually credited to customers including, but not limited to, rebates paid to Third Party payors, whether during the specific royalty period or not.

     1.11 "Net Sales," with respect to any Product containing one or more active ingredients in addition to the Compound, means the gross sales of such Product billed by Lung Rx and its licensees to Third Party customers, less all the allowances, adjustments, reductions, discounts, taxes, duties and other charges referred to in Section 1.10, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Compound included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients in such Product, including the Compound. In no event, however, shall the foregoing fraction be less than one-half (1/2)

     1.12 "Patent Rights" means all domestic and foreign patents and patent applications listed in Appendix I attached hereto and made a part hereof, and any extensions, continuations, continuations-in-part, divisions, substitutions, foreign equivalents, renewals or reissues thereof.

     1.13 "Product" means any pharmaceutical product containing the Compound as an active ingredient.


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     1.14 "Registration" means, in relation to any Product, such approvals by government authorities as may be legally required before such Product may be commercialized in the Territory.

     1.15 "Territory" means the entire world.

     1.16 "Third Party" means any party other than Lung Rx, GW, their respective Affiliates and Lung Rx' licensees.

     1.17 "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.


                             ARTICLE 2 - WARRANTIES

     2.1 Warranties by GW - GW represents and warrants to Lung Rx that:

         (i) GW is the sole owner of the Patent Rights and has the right and authority to use the Know-How and to assign the Patent Rights and the Know-How; and

         (ii) As of the Effective Date, GW is not aware of any action or claim of infringement brought by a Third Party under any Third Party patent, trade secret or other Third Party proprietary right in respect of GW's exploitation of the Patent Rights or use of the Know-How.

     2.2 Warranties of Each Party - Each party hereto represents and warrants to the other that:

         (i) it is free to enter into this Agreement and to carry out its obligations hereunder, including, in the case of GW, the right to make the assignment made by it pursuant to Article 3 hereof

         (ii) this Agreement constitutes its legal, valid and binding obligation; and

         (iii) execution, delivery and performance of this Agreement will not constitute a violation or breach of any agreement or contract to which it is a party or by which it is bound or the terms of any judicial or administrative decree or order to which it is subject.

     2.3 Disclaimers by GW - Other than the warranties set forth in Sections 2.1 and 2.2, GW makes no representation and extends no warranties whatsoever, either express or implied: (i) that the Patent Rights and Know-How may be utilized to create any Product; or (ii) that a Product manufactured, used, sold or otherwise marketed under the Patent Rights and Know-How, or a method provided or practiced in accordance with the Patent Rights and Know-How, shall be free from infringement of any United States or other patent, whether presently issued or


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which may issue in the future. GW makes no representations and extends no warranties, either express or implied, that any Know-How comprises inventions which will mature into issued United States or foreign patents having valid and enforceable claims. Lung Rx acknowledges that GW has not designed any Product and that, as between Lung Rx and GW, Lung Rx shall bear all responsibility for the design, development, manufacture and marketing of Products. Lung Rx further acknowledges that GW has made no warranties or representations to Lung Rx regarding the usefulness or confidential nature of the Know-How.


                        ARTICLE 3 - ASSIGNMENT; LICENSES

     3.1 Lung Rx Assignment - In consideration of One Dollar ($1.00), the receipt of which is hereby acknowledged, and subject to Sections 3.3 and 3.4 hereof, GW hereby assigns to Lung Rx all right, title and interest in and to the Patent Rights and the Know-How. GW will, where appropriate, execute all necessary documents to effect such assignment and to perfect relevant patent rights upon the reasonable written request of Lung Rx.

     3.2 Lung Rx License - GW hereby grants Lung Rx a non-exclusive, royalty-free license in the Territory to any GW patents not included in the Patent Rights, the infringement of which is necessary to carry out the making, using, selling or importation of Product, the sale of which Product is subject to the payment of royalties under Section 4.1 hereof.

     3.3 Limitation on Assignment - Except as provided in Section 3.2, the assignment made pursuant to Section 3.1 shall not include rights under any patents, patent applications, know-how or other intellectual property of GW or its Affiliates other than the Patent Rights and Know-How.

     3.4 Reservation of Rights - GW hereby reserves the perpetual, royalty-free right to practice the Patent Rights and to use the Know-How for research and development purposes only.


                              ARTICLE 4 - ROYALTIES

     4.1 Earned Royalties

         (i) Subject to the terms hereof, Lung Rx shall pay GW, an Net Sales of Products in the Territory in excess of [ ] per annum (the "Threshold Amount"), a royalty often [ ] on Net Sales by Lung Rx, its Affiliates and Third Party licensees in the Territory. Royalties shall be paid in respect of Net Sales in the Territory in excess of the Threshold Amount for a period of ten years from the date of first commercial sale of Product in the Territory. Thereafter royalties shall be paid in respect of a given Product only so long as the manufacture, sale or use of such Product in the Territory would, but for the assignment made herein, infringe a Valid Claim or any period of orphan drug or other exclusivity granted by the FDA or other government agency with respect to any Product ("Exclusivity Period"). Notwithstanding the foregoing, in the event the Patent Rights and any Exclusivity Periods expire prior to the end of


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such ten (10) year period, the royalty rate set forth above shall be reduced to
[ ] or the remainder of such ten (10) year period.

         (ii) If Lung Rx grants any licenses hereunder, then in addition to the royalties payable pursuant to Subsection 4.1(i), Lung Rx shall pay GW [ ] of all consideration payable by each licensee, within thirty (30) days after receipt by Lung Rx of payment from such licensee.

     4.2 Accrual of Royalties - No royalty shall be payable on a Product made, sold, or used for tests or development purposes or distributed as samples, provided such samples are not furnished in consideration of monies paid to Lung Rx. No royalties shall be payable on sales among Lung Rx and its licensees, but royalties shall be payable on the initial subsequent sale by Lung Rx or its licensees to a Third Party. No multiple royalty shall be payable because the manufacture, use or sale of a Product is covered by more than one Valid Claim or is subject to both Know-How and a Valid Claim.

     4.3 Third Party Royalties - If Lung Rx or its licensees determine, after discussion with GW, that it or they are required to pay royalties to any Third Party because the manufacture, use or sale of the Compound infringes any patent or other intellectual property rights of such Third Party in the Territory, Lung Rx or its licensees may deduct from royalties thereafter due to GW with respect to Net Sales of the Product containing such Compound up to [ ] of the royalties or such other fees paid to such Third Party, subject to the limitation in the immediately following sentence. In no event shall the royalties due to GW on such Net Sales of such Product on account of any reduction pursuant to this
Section 4.3 be thereby reduced by more than [ ] of the royalties which otherwise would have been due hereunder on such Net Sales of such Product in the Territory.

     4.4 Limitation on Royalty Reductions - After Net Sales exceed the Threshold Amount, in no event shall any reductions in royalties afforded by any provision of this Agreement, when taken alone or in combination, result in GW's receiving less than [ ] of Net Sales in any calendar year.


                   ARTICLE 5 - ROYALTY REPORTS AND ACCOUNTING

     5.1 Royalty Reports: Records - Lung Rx shall notify GW promptly when Lung Rx or its licensees commence selling any Products in the Territory. Within sixty
(60) days after the end of the calendar quarter in which Lung Rx or its licensees commence selling any Product and within sixty (60) days after the end of each calendar quarter thereafter, Lung Rx shall furnish to GW a written report or reports covering each calendar quarter (a "royalty period") showing
(i) the Net Sales of all Products in the Territory during the royalty period;
(ii) the royalties, payable in Dollars, which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any required by law to be deducted in respect of such sales; and (iv) the exchange rates, if any, used in determining the amount of Dollars. With respect to sales of Products invoiced in Dollars, the Net Sales and royalties payable shall be expressed in Dollars With respect to sales of Products invoiced in a currency other than Dollars, the Net Sales and royalties payable shall be

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expressed in the domestic currency of the party making the sale together with the Dollar equivalent of the royalty payable, calculated using the simple average of the exchange rates published in the New York Times on the last day of each month during the royalty period. If any licensee makes any sales invoiced in a currency other than Dollars, the Net Sales shall be converted to Dollars in accordance with the licensee's normal accounting principles. Lung Rx shall furnish to GW appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment. Lung Rx shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Lung Rx shall be responsible for all royalties and late payments that are due to GW but have not been paid by Lung Rx' licensees.

     5.2 Right to Audit - Upon the written request of GW, at least ten (10) business days in advance, at GW's expense and not more than once in each calendar year, Lung Rx shall permit an independent public accountant, selected by GW, and acceptable to Lung Rx, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of Lung Rx as may be reasonably necessary to verify the accuracy of the royalty reports furnished by Lung Rx to GW pursuant to Section 5.1 of this Agreement in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such request. Lung Rx shall include in each license granted by it pursuant to this Agreement a provision requiring the licensee to keep and maintain records of sales made pursuant to such license and to grant access to such records by GW's independent public accountant. If such independent public accountant's report shows any underpayment of royalties, within thirty (30) days after Lung Rx' receipt of such report, Lung Rx shall remit to GW (i) the amount of such underpayment and (ii) if such underpayment exceeds five percent (5%) of the total royalties owed to GW for the calendar year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. Any overpayment of royalties shall be fully creditable against future royalties payable to GW in subsequent royalty periods.

     5.3 Confidentiality of Records - GW agrees that all information subject to review under this Article 5 or under any license agreement granted pursuant to this Agreement is confidential and that it and its accountant shall retain all such information in confidence.


                     ARTICLE 6 - ROYALTY AND OTHER PAYMENTS

     6.1 Payment Due Dates - Royalties shown to have accrued in each royalty report provided for under Article 5 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

     6.2 Interest - Royalties and other payments required to be paid by Lung Rx pursuant to this Agreement shall, if overdue, bear interest at a per annum rate of twelve percent (12%) or the maximum rate allowed by raw, whichever is less, until paid. The payment of such interest shall not preclude GW from exercising any other rights it may have because any payment is overdue.


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             ARTICLE 7 - DEVELOPMENT AND COMMERCIALIZATION PROGRAM

     7.1 GW Right of First Refusal - Notwithstanding anything in this Agreement to the contrary, in the event that Lung Rx shall decide to license any aspect of the commercialization of any Product anywhere in the Territory, or be solicited by a Third Party to grant such a license, Lung Rx shall give GW an exclusive option and right of first refusal to negotiate a license agreement covering such matters with Lung Rx. GW shall have sixty (60) days from receipt of written notice from Lung Rx of its intent to enter into a license agreement, which such notice shall describe in reasonable detail the material terms of any proposed license to a Third Party, to deliver its decision as to whether it shall exercise such option and right. Upon Lung Rx' receipt of written notice from GW of its desire to enter into negotiations, the parties shall have one hundred twenty (120) days, or such longer period as the parties shall mutually agree (the "Negotiation Period"), to negotiate in good faith and enter into a definitive license agreement. The terms of such agreement shall be commercially reasonable under the circumstances; then in existence. In the event that GW shall decline to exercise its option or right hereunder or the: parties fail in good faith enter into a license agreement prior to the expiration of the Negotiation Period. Lung Rx shall be free to enter into a license agreement covering the same matters with a Third Party, provided, however that the material terms of any such agreement shall no more favorable than the terms offered to GW.

     7.2 Progress Reports - Until commercial introduction of the first Product. Lung Rx shall provide a semiannual report to GWUSA summarizing Lung Rx' activities related to the development of the Products and securing of the requisite registrations during .the semiannual period covered by such report.


                            ARTICLE 8 - PATENT RIGHTS

     8.1 Patent Prosecution Costs - GW shall have no responsibility to maintain or take any other action concerning the Patent Rights. Lung Rx expressly acknowledges and agrees that it shall be solely responsible for such activities.

     8.2 Patent Prosecution Costs - Lung Rx shall reimburse GW for the reasonable out-of-pocket expenses incurred by GW to prosecute or maintain any of the Patent Rights during the period this Agreement was under negotiation by the parties.


                     ARTICLE 9 - INDEMNIFICATION: INSURANCE

     9.1 Indemnification by Lung Rx - Subject to GW's compliance with its obligations set forth in Section 9.3 below, Lung Rx agrees to indemnify and hold GW, its Affiliates, and its and their directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from (i) claims arising out of Lung Rx1 or its licensees' testing, use manufacture or sale of the Products; (ii) the breach by Lung Rx of any of its warranties. representations or covenants contained in this Agreement; or (iii) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against Lung Rx,

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unappealable or unappealed by Lung Rx within the time allowed therefor) by GW of its indemnification rights set forth in clauses (i) and (ii) of this Section
9.1.

     9.2 Indemnification by GW - Subject to Lung Rx' compliance with its obligations set forth in Section 9.3 below, GW agrees to indemnify and hold Lung Rx, its Affiliates and its and their directors, officers, employees and agents harmless from and against any liability, or damages or expenses in connection therewith (including reasonable attorneys' foes and costs and other expenses of litigation) resulting from (i) the breach by GW of any of its representations, warranties or covenants contained in this Agreement; or (ii.) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against GW, unappealable or unappealed by GW within the time allowed therefor) by Lung Rx of its indemnification rights set forth in clause (i) of this Section 9.2.

     9.3 Indemnification Procedures - A party (the "indemnitee") which intends to claim indemnification under this Article 9 shall promptly notify the other party (the "indemnitor) in writing of any action, claim or liability in respect of which the indemnitee or any of its Affiliates, directors, officers, employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its Affiliates, directors, officers, employees and agents to permit, the indemnitor, at its discretion, to settle any such action; claim or liability and. agrees to the complete control of such defense or settlement by the indemnitor provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee and its Affiliates, directors, officers, employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

     9.4 Insurance

         (i) Lung Rx shall take out and maintain, at its own expense, during the term of this Agreement, and for a minimum of two (2) years following the expiration, termination or cancellation of this Agreement, product liability coverage from an insurance company or companies reasonably satisfactory to GW. During the clinical development of Products, such coverage shall be at least $2,000,000 per occurrence. Promptly upon commercial introduction of the initial Product, the parties shall negotiate in good faith an increase in such coverage. The insurance policy relating to such coverage shall name GW as additional insured by way of endorsement or otherwise as its interests may appear.

         (ii) Within thirty (30) days after the Effective Date, Lung Rx shall cause to be delivered to GW an insurance certificate evidencing the insurance coverage required by Subsection 9.4(i). Such insurance certificate shall name GW as additional insured as its interests


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may appear and shall include a certification that such insurance coverage includes contractual coverage for Lung Rx' liability under this Agreement.


                          ARTICLE 10 - CONFIDENTIALITY

     10.1 Treatment of Confidential Information - Except as otherwise provided in Article 10, during the term of this Agreement and for a period of five (5) years thereafter:

          (i) Lung Rx will retain in confidence and use only for purposes of this Agreement any information and data supplied GW to Lung Rx under this Agreement; and

          (ii) GW wiIl retain in confidence and use only for purposes Agreement :any information and data supplied by or on for purposes of this by or on behalf of Lung Rx to GW under this Agreement.

     For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "information."

     10.2 Right to Disclose - To the extent it is seasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a party may disclose Information to its Affiliates, licensees, consultants, outside contractors and clinical investigators on condition that such entities or persons agree (I) to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential and (ii) to use the Information only for such purposes as such party is entitled to use the Information. Each party or its Affiliates or, if applicable, the licensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure 9a) is reasonably necessary to obtain patents or authorizations, to conduct clinical trials and to market commercially the Product, provided such party is otherwise entitled to engage in such activities under this Agreement or (b) is otherwise required by applicable laws or regulations.

     10.3 Release From Restrictions - The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information (for purposes of this Article 10, the "receiving party") or its Affiliates or licensees in contravention of this Agreement; or (ii) is disclosed to the receiving party or its Affiliates or licensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; or
(iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or licensees, provided such Information was not obtained, directly or indirectly, from the other party under this Agreement; or (iv) results from research and development by the receiving party or its Affiliates or licensees independent of disclosures from the other party under this Agreement.


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     10.4 Confidentiality of Agreement - Except as otherwise required by applicable jaw-or regulation or permitted by the terms of this Agreement or otherwise mutually agreed upon by the-parties hereto, each party shall treat as confidential the terms, conditions and existence of this Agreement. Notwithstanding the foregoing, a party may disclose such terms, conditions and existence to an Affiliate or, in the case of Lung Rx, a licensee, which agrees to be bound by the terms of this Section 10.4 to the same extent as such party. Notwithstanding the foregoing, Lung Rx may disclose the terms of this Agreement for the purpose of obtaining debt and/or equity financing.

     10.5 Publications.- Except for such disclosure as is deemed necessary, in the reasonable judgment of the responsible party, to comply with applicable law or regulation, no announcement, news release, public statement, publication or other public presentation relating to the existence of this Agreement, the subject matter herein, or either party's performance hereunder (collectively, a "Publication") will be made without the other party's prior approval. Each party agrees to submit each Publication it proposes to make to the other party for purposes of such other party's review and comment or, if required pursuant to this Subsection 10.5, approval. Each party further agrees to respond as promptly as reasonably practicable but, in any event, within ten (10) days following receipt from the other party of such proposed Publication, and likewise agrees that it will not unreasonably withhold approval of such Publication. Lung Rx will develop, subject to the reasonable prior approval of GW, publication and communication literature which credits GW as the pharmaceutical company currently marketing FLOLAN(R) and dedicated to the discovery, development and marketing of additional lifesaving medicines for the treatment of PPH patients.


                         ARTICLE 11 - TERM; TERMINATION

     This Agreement shall become effective as of the-Effective Date and shall continue in-full force and-effect until the expiration of Lung Rx' obligation to pay royalties hereunder. Upon expiration or-termination of this Agreement with respect to all countries within the Territory, the rights and obligations of the parties shall cease, except as follows:

          (i) the rights and obligations of the parties under Article 9 shall survive termination or expiration;

          (ii) upon expiration or termination for any reason, the obligations of confidentiality and use of Information under Article 10 shall survive for the period-provided therein; and

          (iii) expiration or termination of this Agreement shah not relieve the other obligation accruing prior to such termination.


                        ARTICLE 12 - DELIVERY OF KNOW-HOW

     To the extent it has not previously done so, within ninety (90) days following the Effective Date, GW shall supply Lung Rx with all the Know-How. GW shall, upon request by


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Lung Rx which must be given, if at, all within sixty (60) days after delivery of one (1) day of consultation regarding the use or application of the Know-How at GW's Research Triangle Park, North Carolina facilities. GW shall not be obligated to provide any consultation other than as set forth in this Article
12. GW shall have no responsibility for the accuracy or use by any person of any portion of the Know-How.


                             ARTICLE 13 - ASSIGNMENT

     This Agreement may not be assigned or otherwise transferred by Lung Rx without the written consent of GW; provided, however, that Lung Rx may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve Lung Rx of responsibility for the performance of any accrued obligation which Lung Rx then has hereunder.


                           ARTICLE 14 - FORCE MAJEURE

     A party shall not be held liable or responsible to another party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing nay term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.


                            ARTICLE 15 - SEVERABILITY

     Each party hereby expressly agrees and contracts that it is not the intention of any party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.


                              ARTICLE 16 - NOTICES

     Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by facsimile (and promptly confirmed by such


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registered or certified mail), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by registered or certified mail as aforesaid shall be deemed to have been given when mailed.

In the case of Lung Rx:

                           Lung Rx, Inc.
                           100 Europa Drive, Suite 599
                           Chapel Hill, North Carolina 27514
                           Attention: President
                           Facsimile No.: (919) 942-342~

In the case of GW:

                           Glaxo Wellcome Inc.
                           Five Moore Drive
                           Research Triangle Park, NC 27709
                           Attention:        Corporate Secretary
                           Facsimile No.:  (919) 549-9074

                      ARTICLE 17 - INDEPENDENT CONTRACTORS

     The relationship between GW and Lung Rx is that of independent contractors. Neither party has any actual or apparent authority, express or implied, to act on behalf of the other party or to bind the other party to any obligations. Neither party shall be deemed to be an agent or servant of the other party or a partner or venturer with the other party. GW shall not control, or have any right to control, the manner, method and means by which Lung Rx makes, has made, uses, sells, leases or otherwise provides or markets its products and services. Neither party shall have the right to utilize the name, patent rights, know-how, trademarks or service marks of the other party to this Agreement, except, in the case of the patent Rights and Know-How, as otherwise expressly assigned pursuant to Section 3.1.

                           ARTICLE 18 - GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its choice-of-law rules.


                   ARTICLE 19 - ENTIRE AGREEMENT; MODIFICATION

     This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. The parties


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


hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.


                               ARTICLE 20 - WAIVER

     The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.


                            ARTICLE 21 - COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.


                              ARTICLE 22 - CAPTIONS

     The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


LUNG RX, INC.                            GLAXO WELLCOME INC.


By:/s/ James W. Crow                     By:    /s/ Robert M. Bell
   -----------------------------                -------------------------------
Name:  James W. Crow                     Name:  Robert M. Bell, Ph.D.
       -------------------------                -------------------------------
Title: President                         Title: Vice President, Research,
       -------------------------                -------------------------------
                                                Glaxo Wellcome Inc.
                                                -------------------------------

THE WELLCOME FOUNDATION LTD.


By:/s/ Simon Bicknell
   -----------------------------

Name:  Simon Bicknell
       -------------------------

Title: Assistant Secretary
       -------------------------


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